Exhibit 99.1

InSite Vision Reports Third Quarter 2013 Financial Results

Alameda, Calif., November 12, 2013 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter ended September 30, 2013. Revenues for the third quarter of 2013 were $5.3 million compared to $12.1 million for the same period in 2012. Included in the third quarter of 2013 and 2012 were an additional $3.7 million and $9.3 million, respectively, in minimum royalty true-up payments from Merck on net sales of AzaSite. Net income for the third quarter of 2013 was $0.6 million, or less than $0.01 per share, compared to net income of $5.1 million, or $0.04 per share, in the third quarter of 2012.

“InSite is making good progress against our key objectives,” said Timothy Ruane, InSite’s Chief Executive Officer. “We completed our confirmatory Phase 3 study of BromSite for ocular inflammation and pain ahead of schedule and we look forward to reporting that data by year end. We also bolstered our IP portfolio with the receipt of a key patent for our DuraSite 2 platform, which will serve as the foundation for our future ophthalmic therapeutic candidates and is available for licensing to other ophthalmic companies to enhance their products.”

Recent Corporate and Commercial Highlights

•	In November 2013, InSite completed the confirmatory Phase 3 clinical trial of BromSite™ for the reduction of inflammation and pain after cataract surgery. This study enrolled 248 patients undergoing cataract surgery in a two-arm trial evaluating the efficacy and safety of BromSite against the DuraSite vehicle alone. BromSite combines a low dose (0.075%) of the non-steroidal anti-inflammatory drug (NSAID) bromfenac with InSite’s DuraSite drug delivery technology. Top-line results from this Phase 3 clinical study are expected before the end of 2013.

Results from InSite’s first Phase 3 pivotal trial demonstrated that treatment with BromSite achieved statistically significant superiority in reducing inflammation and pain compared to treatment with the DuraSite vehicle alone in patients following cataract surgery.

•	In October 2013, InSite announced that the United States District Court for the District of New Jersey upheld all four of the patents protecting AzaSite® (azithromycin 1% ophthalmic solution) in a patent infringement lawsuit against Sandoz Inc. On November 4, 2013, Sandoz filed an appeal of this decision to the United States Court of Appeals for the Federal Circuit. Sandoz filed an Abbreviated New Drug Application (ANDA) with the FDA in 2011 seeking to market a generic version of AzaSite before expiration of the patents covering AzaSite and its use.

InSite, Merck and Pfizer filed a similar lawsuit against Mylan Pharmaceuticals in June 2013. Mylan recently filed to market a generic version of AzaSite. Merck, with the assistance of InSite and Pfizer, intends to vigorously defend the five U.S. patents related to AzaSite.

•	On August 1, 2013, Merck notified the Company that it had ceased sales representative promotion of their ophthalmic products, including AzaSite, in the United States. The ophthalmic products, including AzaSite, will continue to be commercially available in the United States and physicians will be able to continue to prescribe the products for their patients. Merck’s obligation to make minimum royalty payments terminated on September 30, 2013.

•	In August 2013, the United States Patent and Trademark Office (USPTO) issued a patent on DuraSite® 2, the next-generation enhanced drug delivery system. DuraSite 2 provides a broad new platform for developing topically delivered ocular drugs with enhanced tissue penetration in order to improve efficacy and dosing convenience. The patent provides protection to 2029 for the delivery system and drugs that are formulated with DuraSite 2. InSite plans to use the DuraSite 2 platform in the development of all future pipeline products, and initiate a broad licensing program allowing partners exclusive and non-exclusive licensing and/or commercialization relationships.

•	In July 2013, InSite announced top-line results from the DOUBle Phase 3 clinical study, a multi-product trial evaluating AzaSite Plus™ and DexaSite™ in the treatment of moderate-to-severe blepharitis. While the trial did not meet the primary endpoint of complete resolution of all clinical signs and symptoms, AzaSite Plus and DexaSite demonstrated statistically significant improvements in clinical signs and symptoms of disease at Day 15.

We are in discussions with the U.S. Food and Drug Administration (FDA) to discuss the data from the clinical trial and determine the next steps in the development of these product candidates in the blepharitis indication.

Third Quarter 2013 Results Summary

Total revenues decreased to $5.3 million for the third quarter of 2013 compared to $12.1 million for the same period in 2012. Earned royalties from Merck for net sales of AzaSite were $1.1 million and $2.2 million for the third quarter of 2013 and 2012, respectively. Royalties from Merck included a $3.7 million minimum royalty true-up in the third quarter of 2013 and a $9.3 million minimum royalty true-up for the same period in 2012. The decrease in minimum royalties was primarily driven by an amendment to the payment terms of the Merck License in August 2012 such that Merck will pay on a quarterly basis, the higher of the pro-rata annual minimum royalty or the earned royalty for 2012 and 2013. As such, Merck paid an annual minimum royalty true-up payment in the third quarter of 2012, compared to a quarterly pro-rata share of the minimum royalty amount in the same period of 2013. The required minimum royalty for the fiscal year ended September 30, 2013 and 2012, the measurement period pursuant to the terms of the Merck License, was $19 million and $17 million, respectively. Merck’s obligation to make minimum royalty payments terminated on September 30, 2013. Revenues in the third quarter of 2013 also included $0.5 million from manufacturing equipment rental and the sale of azithromycin to Merck.

Research and development (R&D) expenses for the third quarter of 2013 were $2.5 million compared to $2.6 million in the same period in 2012. For the third quarter of 2013, program expenses were primarily related to costs of InSite’s second BromSite Phase 3 clinical trial. For the third quarter of 2012, program expenses were primarily related to costs of the first BromSite Phase 3 clinical trial and the AzaSite Plus/DexaSite DOUBle Phase 3 clinical study.

General and administrative (G&A) expenses for the third quarter of 2013 were $1.3 million compared to $1.6 million in the same period in 2012. The higher expenses in 2012 were attributable to legal expenses pertaining to patent litigation with the Regents of the University of California.

Net income for the third quarter of 2013 was $0.6 million, or less than $0.01 per share, compared to net income of $5.1 million, or $0.04 per share, in the third quarter 2012. Net income was higher in 2012 primarily due to additional minimum royalties received from Merck.

As of September 30, 2013, InSite had cash, cash equivalents and short-term investments of $11.4 million. Total cash usage in the third quarter of 2013 was $3.2 million.

Conference Call Today

InSite management will host a conference call today, November 12, 2013, beginning at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to discuss third quarter 2013 financial results.

Analysts and investors can participate in the conference call by dialing 888-679-8018 for domestic callers and 617-213-4845 for international callers using the pass code 40686089. A telephone replay will be available following the conclusion of the call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 91465498.

The live conference call will also be webcast and available on the Investor Relations page of the company’s website at http://www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on InSite’s website prior to the call.

About InSite Vision

InSite Vision is advancing new ophthalmologic products for unmet eye care needs based on its innovative DuraSite® platform technologies. The DuraSite and DuraSite 2 drug delivery systems extend the duration of drug retention on the surface of the eye, thereby reducing the frequency of treatment and improving the efficacy of topical drugs.

The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, sold in the U.S. by Merck, and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb. InSite Vision is also advancing three novel ophthalmic therapeutics through Phase 3 clinical studies: AzaSite Plus™ and DexaSite™ for the treatment of eye infections, and BromSite™ for pain and inflammation associated with ocular surgery. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, such as: the status of InSite’s clinical trials; the expected timing of results from its second Phase 3 clinical trial for BromSite; InSite’s plans with respect to its DuraSite 2 platform technology; InSite’s plans with respect to its other product candidates; the benefits of and prospects for InSite’s product candidates; the expected duration and coverage of certain of InSite’s patents, including for DuraSite 2; InSite’s plans with respect to the Mylan litigation; and the statements in the quote from its Chief Executive Officer. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s Phase 3 clinical trials, including its recently completed BromSite Phase 3 clinical trial, may not meet their respective clinical endpoints or otherwise may not meet the objectives and requirements of the trials; it may take longer than expected to announce the results of such trials; that the FDA may not agree with InSite’s proposed pathway for the future development of AzaSite Plus and DexaSite; the impact on InSite of any default on the AzaSite Notes issued by its subsidiary and any resulting foreclosure or other remedy sought by the holders of such notes; InSite’s ability to effectively design and conduct clinical trials for its product candidates; InSite’s reliance on third parties for the commercialization of its products including Merck and the effectiveness of the efforts of these third parties; the impact on InSite’s royalties from Merck’s termination of sales representative promotional activities for AzaSite; the ability of InSite to maintain its corporate collaborations, particularly with Merck; the ability of InSite to enter into and maintain future corporate collaborations for its product candidates; InSite’s ability to develop products incorporating DuraSite 2 technology and its ability to license DuraSite 2 to third parties on favorable terms, or at all; InSite’s ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials, efficiently acquire materials necessary for its clinical trials and complete such clinical trials in a timely manner; InSite’s ability to compete effectively, either alone or through its partners; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports and other filings with the Securities and Exchange Commission. Any forward-looking statements or projections are based on the limited information currently available to InSite, which is subject to change and readers should not place undue reliance on any such forward-looking statements. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information	Media and Investor inquiries
InSite Vision	BCC Partners
Louis Drapeau, Chief Financial Officer	Michelle Corral
510.747.1220	415.794.8662
mail@insite.com	Karen L. Bergman
650.575.1509

AzaSite® and DuraSite® are registered trademarks of InSite Vision Incorporated.

AzaSite Plus™, BromSite™ and DexaSite™ are trademarks of InSite Vision Incorporated.

BESIVANCE® is a registered trademark of Bausch + Lomb Incorporated.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2013 and 2012

(in thousands, except per share amounts; unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues	$5,254	$12,139	$29,754	$16,228

Expenses:
Research and development	2,526	2,600	9,370	11,397
General and administrative	1,279	1,623	4,356	4,389
Cost of revenues, principally royalties to third parties	130	313	382	764

Total expenses	3,935	4,536	14,108	16,550

Income (loss) from operations	1,319	7,603	15,646	(322)
Interest expense and other, net	(1,924)	(2,358)	(6,084)	(7,282)
Change in fair value of warrant liability	1,184	(103)	1,212	1,145

Net income (loss)	$579	$5,142	$10,774	$(6,459)

Net income (loss) per share:
Basic	$0.00	$0.04	$0.08	$(0.05)

Diluted	$0.00	$0.04	$0.08	$(0.05)

Weighted average shares used in per-share calculation:
Basic	131,951	131,951	131,951	131,951

Diluted	132,342	132,584	132,457	131,951

Condensed Consolidated Balance Sheets

At September 30, 2013 and December 31, 2012

(in thousands; unaudited)

	September 30,	December 31,
	2013	2012
Assets:
Cash, cash equivalents and short-term investments	$11,423	$9,322
Receivables, prepaid expenses and other current assets	4,847	5,394
Property and equipment, net	340	377
Debt issuance costs, net	2,353	2,666

Total assets	$18,963	$17,759

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$3,300	$4,450
Accrued interest	883	1,038
Warrant liability	1,045	2,257
Non-recourse secured notes payable	44,131	51,883
Stockholders’ deficit	(30,396)	(41,869)

Total liabilities and stockholders’ deficit	$18,963	$17,759